Exhibit 99.1

Town Hall Meeting

Dan:	So everybody can hear. All right, well good morning. Very exciting day here for Amylin. As I know that you’re all aware, we announced on Friday, late Friday night, after a very long day, we announced that we are entering into a definitive merger agreement with Bristol-Myers Squibb. It’s actually part of a two-part process in that Bristol-Myers Squibb will acquire Amylin and then they will enter into a collaboration with AstraZeneca, so that both AstraZeneca and Bristol-Myers Squibb will be working with us going forward, as a company.

Now first and foremost I should say, Friday was just the first part because it’s the announcement, but before I talk about how things are going to go going forward, just to tell you that this is really recognition of a huge amount of value that’s been created by everybody here in this room. It put things in perspective for everybody. This transaction which is basically a $7 billion transaction is the largest transaction in biotech history here in San Diego. And it’s really recognized as all the hard work that everybody here has done and the value that we’ve created as a company for our shareholders.

I think also very, very importantly, and I think critical that everybody understands this, it also now creates the opportunity for the innovation that we’ve had here in San Diego and in Ohio and also the work that’s been done by our commercial organization across the United States. It really now creates the opportunity for many, many more patients around the world to benefit from our products, which is at the end of the day, that’s what drives us here. Amylin is – what can we do to create new medicines that can improve the lives of many patients? And AstraZeneca and Bristol-Myers I can tell you are absolutely ecstatic to be working with us on this. I mean they’re very excited and I could tell you that it’s really going to create the opportunity to have a lot more people benefit from the products that we produce.

As I said, the announcement on Friday is just the first part of this transaction. So what you’ll be hearing from everybody, from your leaders in the company is that essentially going forward, until this transaction closes, which will be when all of the shares have been tendered and essentially paid for at closing, until that occurs, essentially we have to run Amylin as business as usual. And there are a few technical things that we have to be aware of, and I’m going to ask – where’s Mark Gergen — at some point – I’ll ask Mark in a minute to step up and just give you some details about some of the things that we have to be considerate of with regards to this transaction and what it means in terms of the way we operate.

The one question that I know everybody is asking themselves and it’s the first thing that you should be asking yourself, is what does this mean for me? Right? And I want to be very up front with you all about this and just say the bottom-line on that is, I don’t know. And none of us know and by the way, BMS doesn’t know and AstraZeneca doesn’t know either. This thing all came together very, very quickly in the last two days of last week and so at this point, there’s a lot of planning that needs to happen, but we don’t know what the implications are going forward.

I could tell you that this morning that BMS did an investor call and on that investor call, they talked extensively about how important it was that things continued to run here at Amylin in the way that they have been running. We’re in the middle of a major launch. They want to see that launch be very, very successful. And also, not only in the middle of a major launch, but as you know, we’ve got regulatory filings that are going in, we’ve got new products that we’re also hoping to get approved this year as well. And so there’s a lot of things that have to continue to happen for this to be a successful merger for them as well. So I think we’re going to learn more as the transition occurs over time, but at this point, we really have no guidance with respect to the – what it actually means for any individual in the company.

Now that having been said, this afternoon you’ve been invited also to another all-employee meeting and we have people from – senior leadership within Bristol-Myers Squibb and AstraZeneca coming out and they’ll be talking to you this afternoon about what their current – what their current thinking is about how things are going to be going forward.

As I said earlier, Friday, the announcement on Friday evening is only the first part of the transaction. And so I think it’s important that everybody understands that the transaction isn’t completed until it is completed. And so until that occurs, essentially we’ll be running things as business as usual.

So with that all said, I’m going to be happy to take some questions in a moment, but before I do, I’m going to ask Mark just to talk about some of the technical things around the deal and then we can – I’ll take as many questions that anybody has about the announcement. Thanks.

Mark:	All right, is this on? All right. Sounds like yes. I won’t go into a lot of detail here. As Dan said, this is the first step in the transaction. We probably have – we’re estimating – 45 days until the transaction is actually closed. That will become clearer over the course of the next few days. There’s some regulatory filings and things that have to occur in order to get us to sort of the finish line. So until that time, we need to run the business as usual, for the most part. It’s still Amylin as a standalone public company. We need to run it, we need to file our SEC reports, our 10-Q, all of that kind of stuff needs to continue as usual.

There are a couple of requirements in the contract of things that we do have to be mindful of during this transition period. They really fall into three categories. But before I go into those, I’ll tell you that the legal department here will be fully briefed on all of those, so they’re going to get into the detail today about what those requirements are, so as these things emerge, if you have any questions, go to your legal business partner. They will be prepared to answer any questions about these restrictions. They’re not extensive, but they’re things that are important.

Also, there will be an email, a more summary email going out to MBR, probably following these meetings this morning that also at a little bit higher level just talks about what those restrictions are. They really fall into three categories and they’re things that because BMS and AZ are intending to buy the business and they will own the business after closing, they want to be aware of things that are very material to the company or things that would impact the business longer term. So those three things really, in broad categories, are: if there are anything related to safety, any new safety issues related to the product that emerge over the course of the next 45 days, we need to give them notice of those and actually get their engagement to think about how we respond and how we deal with them, as obviously those could be significant to the business in the long term. So issues related to safety we’ll have to give them notification and engage with them on.

The second category is similar, interactions related to the FDA and other major regulatory authorities. So to the extent we’re doing any submissions, so think about the pen, think about leptin program, where we may be engaging in conversations with the agency about label, about restrictions, about impact to the products in the long term, any major engagements or material engagements with the FDA or other regulatory authorities that we’re aware of, we will have to engage with them on as well. So the regulatory people will be fully briefed so that we can get that process built up very quickly. They’re committed to helping work with us so we can make that as seamless as possible, but it is appropriate for them to have visibility to those big regulatory interactions.

The third category is where we are entering into any major contracts that will commit the company for the long term, since they’re going to own the company in the long term, presumably. Any major material contract to the business. They have a consent right on, they don’t get to make the decision, but if we’re entering into major long-term supply agreements or payer agreements or things of that nature, we just need to inform them and sort of get their blessing during this interim period. They have a commitment to be reasonable and timely in terms of giving those approvals, and again, that’s where the legal department will be very engaged in making sure that we’re complying with that obligation.

So that’s really it in three big categories. Again, the legal department will be fully briefed. There’ll be a note out to MBR to remind you of what these categories are and probably over the next couple of days we will come up with a process together with BMS and AZ as to how to make that process as efficient and streamlined as possible. I mean as Dan said, their goal is to make sure there are no disruptions to the business. That should be our goal as well. We need to keep running it. And they want to see things move forward and be effective and productive. So those are kind of the big categories. Again, turn it back to Dan, but can take questions later.

Dan:	So before we move on to Q&A, I just want to make some personal comments about this transaction. So many of you know that in two weeks, I’ll have been at Amylin 18 years. And so I have to say the transaction for me personally is very much a bittersweet event, in that I didn’t join Amylin to be part of doing a transaction to sell the company. And for the last 18 years, that’s been very much — my view has been that this is a company that is just a tremendous place to work. And I love working at Amylin.

I have to say though that at the end of the day, when you step back and you have a moment to think about it, for shareholders, this is absolutely a – absolutely fabulous transaction. It’s absolutely the right thing to do for our shareholders. But ultimately for me, the thing that really made it clear to me that it was the right thing to do – this is absolutely the right thing to do for the patients that we serve. You know we’ve just launched BYDUREON. If you look at how we’re doing in the launch of BYDUREON, we’ve actually done a phenomenal job launching BYDUREON here in the United States. Endocrinologists, we’ve just had managed care wins like unexpectedly, not unexpectedly because of our team, but I should say compared with what other companies have done in the industry, we’ve done a tremendous, tremendous job getting access.

The fact of the matter is though that diabetes as a disease is a disease that affects literally millions of people around the world. And to really get true value to all the people who need those – need our products, you really need to have the global footprint that we will now have as being part of Bristol-Myers Squibb and AstraZeneca. And so ultimately I believe that we’re going to create huge value in this world as a result of this transaction and many, many people as a result of it will live a lot better, longer lives as a result of the innovation here and the reach and the capabilities of being part of Bristol-Myers Squibb and AstraZeneca. So I want everybody to understand that not only is this a great outcome for our shareholders, I really, really believe it’s a great outcome for patients with diabetes as well.

So with that all said, I’m happy to take any questions that anybody has about the transaction. I’ll answer them to the best – greatest extent I can and somebody there with their hand up back there. And but also, I will just preface that by saying that there’s many things that I’m sure people have got questions about that I don’t know the answer to at this point. Yeah.

Q:	[inaudible]

Dan:	So first and foremost, let’s say, you don’t have to do anything. So let’s just – so before you think about it, you don’t have to do anything. Once this transaction is completed, basically, everything that’s in those accounts will convert to cash. And all your Amylin stock will convert to cash at $31 a share, by the way. So I gather some people are concerned that there’s some kind of machinations that it would be less than $31 a share, it will be at $31 a share. Similarly, all unvested options that are in the money will convert and you’ll be getting documents sent out by HR. They’ll send out all of the things about that. But all of those will convert at $31 a share. So the difference on the options, restricted stock also is the same thing.

There’s one area that’s – we have to figure out exactly how we’re going to deal with yet and that’s options that are going to expire before the transaction completes. And we need to work out how that’s going to be handled and that will depend on what quote, the “record date” is for the transaction. But basically, at this point, you don’t have to do anything. That will all take place automatically in terms of converting.

Q:	[inaudible]

Dan:	Right. So I’m not the expert on the tax, but we will – we’ll get back to you on tax implications and everything, but it should be – as it’s part of a retirement account, I think it stays in that retirement account, unless you take it out of that retirement account, I think that there is no tax implication there. Sir?

Q:	[inaudible]

Dan:	So ESPP, a great question. So first and foremost, you can’t sign up for ESPP now, right. But so ESPP, there’ll be a date set at which the ESPP plan will finalize and then anything you’ve been contributing into ESPP, those – the stock will – you’ll be issued that stock and then that will be sold at $31. Glad to see everybody is getting the big picture here.

Q:	[inaudible]

Dan:	So…

Mark:	Dan, you can you repeat the questions?

Dan:	Yes. So the question was, after the sale is complete, are we employees of BMS? Yes. So you will become an employee of BMS once the transaction’s complete. That will – and but your benefits will continue as Amylin benefits through the end of this year, at a minimum, and then it’s up to them at that point what they want to do from a benefit standpoint. But yes, you become employees of BMS at that point.

Q:	[inaudible]

Dan:	Well, I think it’s fair to say that there will be an end of this year. But so I should be – I mean just be very direct about that, the question you’re really asking is, will I be employed at the end of this year, right? And to be very serious about that, I don’t know the answer to that. But what I do know is that all the messaging, and I would come to the event, the employee event that we’re going to have this afternoon because you’ll hear it directly from BMS and AZ, because they’ll be the ones who would be making the decisions at that point. BMS, actually, here in the United States. So but everything they’ve been messaging is that they want to keep this business running as usual and they recognize that they don’t want any disruption at this point and they haven’t made plans at this time. So I can’t answer that.

Q:	So when the deal closes…

Dan:	Right. So the change of control policy that we have at Amylin has – there’s two triggers to it. So the first trigger is this change and who you’re employed by. And then the next trigger is if you lose your job. So the question is, do you lose your job? And if you don’t lose your job, then that change of control policy doesn’t trigger.

Q:	[inaudible]

Dan:	So if it’s…

Mark:	Repeat the question.

Dan:	Yes. So I’ve got to repeat the question apparently. Specifically…is – you get the Amylin package or the BMS package. So if it’s as a result of the transaction and there’s a period of time, and I’m not that sure on exactly what that is. There’s a period of time within – after the completion of the transaction then you would get the Amylin package.

Q:	[inaudible]

Dan:	Absolutely, yes.

Q:	[inaudible]

Dan:	No. I can absolutely say there is going to be no reductions in force between now and the completion of the transaction. Yeah, absolutely. But good question.

Q:	So I have a question. Is there any plan for how to handle 401k loans?

Dan:	Wrong person to be asking the question to on that one. What I would tell you is we’ll get back to you on it about the 401k loans and how that operates and Adrianna will no doubt be able to deal with that. But we’ll get back to you on that one. Sorry, I don’t know the answer to that.

Q:	So after the 45 days , so you probably .

Dan:	Yeah, so that’s one of the things that will be…

Mark:	Repeat the question.

Dan:	Thank you for the feedback. Yeah, so one of the things we can do during the transition is do the plans going forward. So that’s exactly the kind of thing that we’ll be planning for. And it’s not – I don’t know at this point, the plans that BMS have, whether or not they intend to keep the Amylin name or not associated with the products. Obviously one of the key things is, the products are registered in Amylin’s name, so now at that point, that will change, at the point of completion of the transaction, that registration becomes owned by BMS. And then of course, we’ve got product in the marketplace that’s got Amylin Pharmaceuticals all over it, just like we had when we completed the settlement with Lilly last year, we had products in the marketplace that had Amylin and Lilly on. And it then – we then took a month and we transitioned thereafter. So I think that’s the kind of thing we’ll be planning for over the next few weeks.

Q:	[inaudible]

Dan:	So tell me how you really feel. So at the end of the transaction – I’m repeating the question, by the way. At the end of the transaction, will Lilly have – will we have completed things with Lilly? No, is the answer to that. So there’s a lot of transition that still needs to occur with Lilly. And so I was commenting this morning, BYETTA is available in 90 countries around the world. And so one of the things that we have to do is transition all of that to Bristol-Myers Squibb and AstraZeneca and the plans for that need to be developed over the next well, many months probably. And that’s not going to be before the transaction closes, finalization of plans. There’ll be a lot of – that will take a lot of planning.

Q:	[inaudible]

Dan:	So I’ll just repeat the question. So is the role of AstraZeneca to be the OUS site? Actually, no, they’re going to be working together here in the United States as well. So and they will be as well overseas. They currently – AstraZeneca and BMS currently have a diabetes collaboration for Onglyza and Kombiglyze, two products that they sell in diabetes. And they operate – they actually it’s – many countries around the world they operate together and in some countries around the world they’re just BMS or just AZ. But it’s actually – they have their own arrangement already sorted out. And I suspect that this will be mirrored to that.

Q:	[inaudible]

Dan:	No, yeah. Yes. So was anything discussed during the transaction about employees? Absolutely. Of course. And so what BMS and AZ have said already is first and foremost, Ohio is critical to them going forward and obviously one of the, if you like jewels in Amylin’s crown is the world-class manufacturing facility we have in Ohio. And so they’ve already said publicly they intend to keep everything that’s in Ohio. They haven’t made any decisions about here in San Diego yet. I think they’re very open to kind of like what will be the planning there. And that’s one of the reasons why they’re coming here today, to start that and then make decisions about what’s going forward. As I said earlier, one of the things that they’re very, very conscious of is that there’s a lot of transition that needs to happen with Lilly and that we’re in the middle of a major launch. And so they don’t want to disrupt, in fact, they want to augment the success of that launch. So while there’s no specific plans, I think it’s fair to say they recognize there’s a huge amount of value in the employees here at Amylin and that they – they’ll be talking about that this afternoon and I would – I’d ask that question directly, actually. Take the opportunity to ask them directly.

Q:	[inaudible]

Dan:	No, there was no condition. There’s no condition to keep any facility in the Amylin, in Amylin, yeah.

Q:	I have a question, Dan. It’s Betsy.

Dan:	Betsy. I was waiting for that one.

Q:	You were never going to see me. So we obviously have to maintain business as usual, but are there things we can anticipate or activities we can do to make the transition easier, because I’m assuming people will be coming and wanting information and what can we do to make it easier on everybody?

Dan:	Yeah, so that’s a great question. So one of the things I’ll just tell you is that – so I’ve asked Mark to take the lead here in terms of like this is his ultimate alliance management role that he can have. And one of the things that we’ll be doing over the next week or so is really connecting various groups with the group, the appropriate people within BMS and AZ, so who should be working with going forward and laying out the guidelines of what can be done before the transaction is completed and what can’t. As Mark said, fundamentally, before the transaction is completed, essentially we can do a lot of planning, but we can’t make any changes, major changes to our business. Just so everybody is clear, the reason for that is because while we – our Board of Directors has recommended that shareholders tender their shares at $31 a share, if somebody else came along and said, “By the way, we’d like to now acquire Amylin at a different price,” our Board has a fiduciary responsibility to consider that. I should also be very, very clear that though now as a result of this recommendation, we cannot solicit, we can’t go out and get – and no employee of Amylin, by the way, just to be clear, can actually go out and solicit anybody else to acquire the company.

Mark:	Maybe I can just…maybe I can just give a little more color on the transition. So BMS, in particular, and AZ have done a lot of acquisitions over time. They know how to do integration, they’ve got teams that this is their job. They run integrations of acquisitions. So what you’ll see Betsy is there’s going to be a lot of planning activity over the course of the next coming weeks. They’re showing up here today really more just to – because they want to talk to the employees, they wanted to say their piece about how excited they are about the company. So I wouldn’t expect them to have a lot of answers to questions today either. They’ve already identified an integration team and a member of their executive committee, actually, is going to be leading the integration team. So I think that says to us that they’re serious about it. But you need to think about the amount of planning and integration that needs to happen. I mean we all tend to think about us here in San Diego, but BMS needs to not just transition San Diego and Ohio and the United States, they need to take all of that worldwide business from Lilly and transition that to BMS and AZ, and they need our help for that. And we’re going to have to be involved helping them plan that and do that. This is a major, major undertaking. So I wouldn’t expect to hear a lot of substance about planning probably for a week or so, but they’re here today, we’ve already got calls scheduled tomorrow and the rest of the week and they’re likely to have at least their high-level planning team back out here next week to meet with us and our team to start doing that. So I would just say, stay tuned. You’re going to be hearing from us on planning for integration, but again, we need to help draw that line between planning for integration and integrating. And we don’t start integrating until the transaction closes, with a couple of those exceptions that I talked about.

Dan:	Over here.

Q:	…Hear me? Oh it does work, okay. My question is kind of blends into that. We’ve got a lot of transition work ongoing and we’ve got a lot of decisions that are dependent upon that new business partner and now our new owners. And some of those things have very tight timelines to accomplish what needs to be accomplished. And we’re on hold really because we’ve done as much work as we can to a certain point. Are we on hold for planning with BMS for the next 45 days or can we actually start engaging them to help make decisions to push us forward?

Dan:	So we can start engaging them and take their input for plans. We can’t implement, based on their decision. So let’s be clear. Because it’s – Amylin is not owned by BMS until the transaction is completed. So they can’t make a decision as an owner until that transaction is complete. Okay? But we can certainly – to Mark’s point, we can start planning and hopefully that will make the planning a bit easier, having clarity now. You’re talking about the transition stuff outside the United States and and the safety database and everything. Absolutely, yes, yes. So here.

Q:	[inaudible]

Dan:	I was waiting ‘til we got to the most substantive question of the morning. Summer hours will continue. So Amylin will continue to operate and as I said, all benefits will remain in place until the end of the year. And so summer hours are part of our benefits, right? . So I’m glad you asked the question. Anybody else got any more questions?

Mark:	There’s one over there Dan.

Dan:	Okay so – oh, sorry. Somebody else, sorry.

Q:	[inaudible]

Dan:	Sorry, I didn’t hear the first part of what you asked the question there. Sorry, I couldn’t…

Q:	You just mentioned that we can’t – Amylin as a company cannot solicit any more bids for this, but in our experience, in your opinion during the past few weeks of negotiation with others, do you see any chance that other company will come up, come out before the – during the 45 days?

Dan:	Yeah. So let me just say firstly, you’re absolutely right, we can’t solicit at all, so just say that the process that we went through to end up with the transaction that we have was a very thorough process. And so there are a lot of companies that have looked very closely at acquiring Amylin. You know, in my experience, well, actually I’ve never had this experience before, so I’ll just say that I don’t have any experience here. I think there will be companies looking today, but it was a very thorough process, so I would say it’s a very low probability indeed that somebody would come back and offer more. But that doesn’t mean it can’t happen. But I’d say it’s a low probability.

Q:	[inaudible]

Dan:	Yeah, so I’ll just repeat the question. So question was, how often are we going to get updates about what’s going on and BMS’ and AZ’s plans? And also, will we hear…45 days, yeah. So in terms of – the answer to that second part of the question is, I honestly don’t know the answer to that. And that is that there will be regular communication. I mean my expectation is that as things progress, we’ll be keeping you all informed on real-time basis, in terms of what’s actually happening. In terms of decisions that they want to make, I suspect that the vast majority of that will happen in terms of communications after the transaction has occurred. Because until that time, they can’t be seen to be making those decisions. They don’t own Amylin until the transaction is closed. So I suspect that most of that will be – would be after the – after the completion of the transaction. But again, good question. Ask them this afternoon. Joy?

Q:	[inaudible]

Dan:	What happens to underwater stock options? Yeah, yeah, yeah. They go away. Yeah, they go away. Sorry about that. Larry came up with an idea this morning, but it’s not going to happen.

Q:	If the stock price was competitive throughout other companies, what made Bristol-Myerss more attracted to us?

Dan:	If the stock price…

Q:	If the stock price was competitive throughout different companies, why did we choose Bristol-Myers?

Dan:	Well, so ultimately Bristol-Myers, AZ was chosen because they were the highest bid. And let’s be clear. The Board has a fiduciary responsibility to maximize the value for shareholders. But ultimately, the most important is how much somebody is going to pay.

Q:	[inaudible]

Dan:	Yeah, So it can shift. Yes, so the – so I think what it said was that they will tender shares within 5 days and thereafter, they expect that the transaction will close within 30. But that can shift, because you have to have regulatory authorities’ approval and not least of which is here in the United States, FTC. But they have to go through something for what is called a Hart-Scott-Rodino review. And but also, because this is a – let’s be clear. This is a global deal, but there are also regulations in other countries that have to be dealt with as well. And Mark can tell you all about the Ukraine if you really want to know.

Mark:	I could. I mean the press release – the 30 days is really related to the tender process. So the tender offer process needs to be 20 business days, which is actually 30 days. But we think it’s actually more likely it will be close to 45 because it will take us probably until I would say early next week to be ready to file and do the tender offer. So there’s some prep time that has to happen ahead of the 30 day tender period. So I mean I – best case I think is probably 40, 35 to 40 days to get to sort of an initial closing date. But the short answer is, until we do some more work with BMS and AZ over the next couple of days, we – that will firm up here a little bit over the next week or so and we will give you updates to the extent we can, particularly around the things that Amylin can control. I suspect there will be communications from BMS and AZ as well, although they’re somewhat limited as Dan said up until we get to closing.

Dan:	This side.

Q:	[inaudible]

Dan:	That means it’s about 31, right? Yeah, so in the event that the stock goes above $31 in the next – before the transition closes. So that’s a very interesting question. So actually, as you know, at the moment you – everybody got an email last night from Jim Oehler saying that you’re blacked out from trading through – I think it’s Thursday. Actually, theoretically, if it goes above 31, you can trade after that, if you’re not blacked out, if you’re not at the – if you are not part of a group that’s blacked out. Of course, there’s certain people in the company who are blacked out anyhow because we’re at the end of the quarter and we’re closing out the quarter. But yeah, theoretically, if it’s not closed and the stock’s above 31, yeah, you can trade.

Mark:	There’ll be more communication on that. There are some – because of the tender offer and because of how the record date and other things get set, there may be some additional restrictions on whether or not you can trade. Those will be communicated in due course as we work through the tender offer process. Remember, we’re still a publicly traded company so we’re subject to following all the SEC and NASDAQ rules. And so that may create, as it often does in these kind of situations, some restrictions above and beyond what you normally see. As we see them, we’ll let you know.

Q:	…My question is, with Lilly and the timeframe between now and then, we’ve had a lot of pushback about them working with the new business partner or the third party or getting three-way CDAs. So in the next 45 days, is there a plan to try to get Lilly to work with BMS and us at the same time? Do we have to wait until after the transaction closes and at that time, since everything is written with Amylin and Lilly, are we going to have any negation and transition work there, so that they will talk to people about things that are maybe not intellectual property that we need help with?

Dan:	Great question. So over the next week or so we’ll probably figure out exactly what we can and cannot do with BMS and Lilly. Obviously, Lilly is fully aware of the offer that BMS made – BMS has made to buy Amylin. And they’ve committed to transition in a seamless manner with the acquirer of Amylin. But in terms of exactly what can be done before the closing of the transaction, we need to work through the details of that and Mark and his team will be providing input. As you said, there’s three categories where we have actual special obligations and one of them is regulatory. And so we need to go through specifics of what the various different issues are that we’re dealing with.

Well, look, thank you very much everybody for being here this morning. It’s a very historic occasion in San Diego biotech, to put it bluntly. This is an amazing transaction in terms of the value that’s been created by everybody here, for our shareholders. I hope everybody feels very, very proud about what we’ve been accomplished here for our shareholders at Amylin. But most importantly, really, take this – please take this away. The most important thing is now as a result of this transaction, what we’re going to be able to do for patients with the technology that we’ve created here at Amylin. It truly is going to be, I think, spectacular in terms of the number of people who are going to benefit from our products. So thank you very much and I look forward to seeing you all back later on this afternoon when we have our colleagues from BMS and AstraZeneca here. Thank you.

Forward-Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this communication, including statements regarding the timing and the closing of the tender offer and merger transactions; the ability of Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that Amylin Pharmaceuticals, Inc. (“Amylin”) makes, including uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Amylin’s stockholders will tender their stock in the offer; the possibility that competing offers may be made; the possibility that various closing conditions to the transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; that there is a material adverse change of Amylin; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Amylin’s periodic reports filed with the Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this communication.

Any forward-looking statements speak only as of the date of this communication and Amylin undertakes no obligation to publicly revise any such statements to reflect events or circumstances that arise after the date of this communication. Amylin qualifies all of the information contained in this communication, and particularly these forward-looking statements, by these cautionary statements.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Bristol-Myers Squibb will cause B&R Acquisition Company to file with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO. Investors and Amylin stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Amylin with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Bristol-Myers Squibb at www.bms.com or Office of the Corporate Secretary, 345 Park Avenue, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all stockholders of Amylin free of charge at www.amylin.com or by contacting Amylin Pharmaceuticals, Inc. at 9360 Towne Centre Drive, San Diego, California 92121, Telephone Number (858) 552-2200.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol-Myers Squibb and Amylin file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Bristol-Myers Squibb or Amylin at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bristol-Myers Squibb’s and Amylin’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.